Exhibit 10.28

DEED OF TRUST NOTE

$7,455,100.00	Norwalk, California January 30, 2001

        FOR VALUE RECEIVED, the undersigned promise(s) to pay to Continental Wingate Associates, Inc., a Massachusetts corporation or order, the principal sum of Seven Million Four Hundred Fifty-Five Thousand One Hundred and no/100 Dollars ($7,455,100.00), with interest from date until paid at the rate of seven and one-half per annum (7.50%) per annum. The principal and interest of this note are to be paid in monthly installments as follows:

        Interest only payable on the first day of February, 2001. Commencing on the first day of March, 2001, monthly installments of interest and principal shall be paid in the sum of Fifty-Four Thousand Three Hundred Seventy-Eight and 05/100 Dollars ($54,378.05) each, such payments to continue monthly thereafter on the first day of each succeeding month until the entire indebtedness has been paid in full. In any event, the balance of the principal (if any) remaining unpaid, plus accrued interest, shall be due and payable on February 1, 2027. The installments of interest and principal shall be applied first to interest at the rate of seven and one-half percent (7.50%) per annum upon the principal sum or so much thereof as shall from time to time remain unpaid and the balance thereof shall be applied on account of principal.

        See Rider to Deed of Trust Note attached hereto and incorporated by reference herein.

        Both principal and interest under this note, as well as the additional payments set forth in the Deed of Trust, shall be payable at the office of Continental Wingate Associates, Inc., 63 Kendrick Street, in Needham, Massachusetts 02494 or such other place as the holder may designate in writing.

        If this debt is paid in full prior to maturity and while Insured under the National Housing Act, all parties liable for payment thereof hereby agree to be jointly and severally bound to pay to the holder hereof any adjusted premium charge required by the applicable Regulations promulgated under the National Housing Act, as amended.

        If default be made in the payment of any installment under this note, and if the default is not made good prior to the due date of the next such installment, the entire principal sum and accrued interest shall at once become due and payable without notice at the option of the holder of this note. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any [illegible] default.

        Principal and interest are payable to lawful money of the United States. If action be instituted on this note, the undersigned promise(s) to pay in addition to the costs and disbursements allowed by law such sum as the Court may adjudge reasonable as attorney's fees in said action. This note is secured by a Deed of Trust, of even date herewith, to Brian Callahan as Trustee, on real estate situated in the City of Norwalk, County of Los Angeles, California.

        Should this note be signed by more than one person and/or firm and/or corporation, all of the obligations herein contained shall be considered joint and several obligations of each signer hereof.

Signed this 30th day of January, 2001
ENSIGN SOUTHLAND, L.L.C., a Nevada limited liability company

By:	The Ensign Group, Inc., a Delaware corporation
By:	/s/ CHRISTOPHER R. CHRISTENSON
Christopher R. Christenson, President

        I HEREBY CERTIFY that this is the note described in and secured by the Deed of Trust of even date herewith, and in the same principal amount as herein stated, to Brian Callahan, Trustee(s), on real estate in the City of Norwalk, County of Los Angeles, State of California.

Dated this 30th day of January, 2001.
/s/ MARCUS PAXMAN
Notary Public in and for County and State
My commission expires
STATE OF CALIFORNIA
Loan No. 122-22030
DEED OF TRUST NOTE
No. 122-22030
Insured under §232 of the National Housing Act and Regulations published thereunder
In effect on December 21, 2000

        A total sum of $7,455,100.00 has been approved for insurance hereunder by the Secretary of Housing and Urban Development acting by and through the Federal Housing Commissioner

By	/s/ JEROME [ILLEGIBLE]
(Authorized Agent)
Date 01-30-2002

        Reference is made to the Act and to the Regulations thereunder covering assignments of the insurance protection on this note.
*pursuant to §232(f)

RIDER TO DEED OF TRUST NOTE

        This Rider to Deed of Trust Note (this "Rider") is attached to and made a part of the Deed of Trust Note (the "Note") from ENSIGN SOUTHLAND LLC, a Nevada limited liability company (the

"Maker"), to CONTINENTAL WINGATE ASSOCIATES, INC., a Massachusetts corporation, dated January 30, 2001

        l.    Prepayment.    (a) Maker shall not have the right to prepay the indebtedness evidenced hereby in whole or in part at any time prior to March 1, 2006. Maker shall have the right, on or after March 1, 2006, to prepay the indebtedness evidenced hereby in whole or in part on the last day of any calendar month after such date during the term hereof upon at least thirty (30) days prior written notice to the holder of this Note, which notice shall specify the date on which the prepayment is to be made, the principal amount of such prepayment and the total amount to be paid. Such total amount shall include interest accrued through and including the last day of the month in which the prepayment is made. In the event of any prepayment of principal at any time on or after March 1, 2006, the Maker shall concurrently pay to the holder of this Note (i) interest on the amount prepaid through and including the last day of the month in which the prepayment is made and (ii) a prepayment premium equal to the following designated percentages of the amount of the principal of this Note to be so prepaid with respect to any prepayment which occurs during the following indicated time periods:

Time of Prepayment	Prepayment Premium
from March 1, 2006 through February 28, 2007	5.0%
from March 1, 2007 through February 29, 2008	4.0%
from March 1, 2008 through February 28, 2009	3.0%
from March 1, 2009 through February 28, 2010	2.0%
from March 1, 2010 through February 28, 2011	1.0%
from March 1, 2011 and thereafter	0.0%

        Notwithstanding any partial prepayment of principal made pursuant to the privilege of prepayment set forth in this Note, the Maker shall not be relieved of its obligations to make scheduled monthly installments of principal and interest as and when such payments are due and payable under this Note.

          (b)   Notwithstanding any prepayment prohibition imposed and/or premium required by this Note with respect to prepayments made prior to March 1, 2010, the indebtedness evidenced by this Note may be prepaid in whole or in part without the consent of the holder of this Note and without prepayment premium if the Federal Housing Commissioner (the "Commissioner") determines that prepayment will avoid a mortgage insurance claim and is therefore in the best interests of the Federal Government. The holder of this Note understands that the Commissioner will exercise its right to override the prepayment prohibition and/or prepayment premium contained herein only upon satisfaction of all of the following terms and conditions:

            (i)    Maker has defaulted under this Note and the Commissioner has received notice of such default, as required by 24 C.F.R. §207.256;

            (ii)   The Commissioner determines that the project financed with the proceeds of this Note has been experiencing a net income deficiency, which has not been caused solely by management inadequacy or lack of interest by Maker, and which is of such magnitude that Maker is currently unable to make required debt service payments, pay all project operating expenses and fund all required HUD reserves;

            (iii)  The Commissioner finds there is reasonable likelihood that Maker can arrange to refinance the loan evidenced by this Note at a lower interest rate or otherwise reduce the debt service payments through partial prepayment; and

            (iv)  The Commissioner determines that refinancing the loan evidenced by this Note at a lower rate or partial prepayment is necessary to restore the said project to a financially viable condition and to avoid an insurance claim.

          (c)   Notwithstanding the provisions of Paragraph l(a) above, the provisions of Paragraph 1(a) shall not apply, and no prepayment premium shall be collected by the holder of this Note, with respect to any prepayment which is made by or on behalf of the Maker from insurance proceeds as a result of damage to the mortgaged premises or condemnation awards which, at the option of the holder this Note, may be applied to reduce the indebtedness of Maker evidenced hereby pursuant to the terms and provisions of the Deed of Trust (the "Deed of Trust") of even date given by Maker to the holder of this Note to secure said indebtedness. Any prepayment made pursuant to this Paragraph 1(c) shall be deemed to have been made on the last day of the month in which such payment is received by holder and shall include interest on the amount prepaid through and including the last day of the month in which the prepayment is made.

          (d)   Notwithstanding the provisions of Paragraph 1(a) above, the provisions of Paragraph 1(a) shall not apply, and no prepayment premium shall be collected by the holder of this Note, in the event that the maximum principal amount of this Note is reduced (or a partial prepayment is made) solely as the result of a mortgage reduction (or a partial prepayment) required by the Commissioner based upon any cost certification or other report required to be provided by the Maker to the Commissioner subsequent to the date hereof. Any prepayment made pursuant to this Paragraph 1(d) shall be deemed to have been made on the last day of the month in which such payment is received by holder and shall include interest on the amount prepaid through and including the last day of the month in which the prepayment is made.

          (e)   Pursuant to Section 223(f)(3) of the National Housing Act, as amended, even if a prepayment would otherwise be permitted under this Note, the debt evidenced by this Note may not be prepaid either in whole or in part for a period of five years from the date of endorsement of this Note by the Commissioner except in cases where the prior written approval of the Commissioner is obtained and such written approval is expressly based upon the existence of one of the following conditions:

          (f)    The Maker has entered into an agreement with the Commissioner to maintain the property as rental housing for the remainder of the specified five-year period;

            (ii)   The Commissioner has determined that conversion of the property to cooperative or condominium ownership is sponsored by a bona fide tenants' organization representing a majority of the households in the project,

            (iii)  The Commissioner has determined that continuation of the property as rental housing is unnecessary to assure adequate rental housing opportunities for low and moderate-income people in the community; or

            (iv)  The Commissioner has determined that continuation of the property as rental housing would have an undesirable and deleterious effect on the surrounding neighborhood.

        The five-year prepayment prohibition required by Section 223(f)(3) of the National Housing Act, as amended, is in addition to any prepayment prohibitions otherwise provided for in this Note.

        2.    Late Charges.    In the event any installment or part of any installment due under this Note becomes delinquent for more than fifteen (15) days, there shall be due, at the option of the holder of this Note, in addition to other sums due hereunder, a late charge in an amount equal to two percent (2%) of the amount of principal and/or interest so delinquent. Whenever, under the law of the jurisdiction where the property is located, the amount of any such late charge is considered to be additional interest, this provision shall not be effective if the rate of interest specified in this Note, together with the amount of the late charge, would aggregate an amount in excess of the maximum rate of interest permitted and would constitute usury.

        3.    Method of Payment.    All payments to reduce the principal balance hereunder, other than regularly scheduled payments of principal, and all late charges and other amounts required to be paid hereunder, other than regularly scheduled installments of interest, shall be made to the holder of this Note in immediately available Federal Funds. Payments received after 12:00 noon Eastern time will be deemed to have been received on the next following business day.

        4.    Non-Recourse.    Notwithstanding any other provision contained in this Note or the Deed of Trust to the contrary, it is agreed that the execution of this Note shall impose no personal liability on the Maker hereof for payment of the indebtedness evidenced hereby and in the event of a default, the holder of this Note shall look solely to the property described in the Deed of Trust and/or any security agreement and to the rents, issues and profits thereof in satisfaction of the indebtedness evidenced hereby and will not seek or obtain any deficiency or personal judgment against the Maker hereof except such judgment or decree as may be necessary to foreclose and bar its interest in the property described in the Deed of Trust and all other property mortgaged, pledged, conveyed or assigned to secure payment of this Note except as set out in the Deed of Trust.

        IN WITNESS WHEREOF, the undersigned Maker has executed this Rider as of the date first above written.

MAKER:
ENSIGN SOUTHLAND LLC, a Nevada limited liability company

By:	The Ensign Group, Inc., a Delaware corporation, its sole member

By:	/s/ CHRISTOPHER R. CHRISTENSEN
Christopher R. Christensen President